UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):  January 27,  2015
MACROGENICS, INC.
 (Exact Name of Registrant as Specified in Charter)
Delaware	001-36112	06-1591613
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9640 Medical Center Drive, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (301) 251-5172
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On December 19, 2014, MacroGenics, Inc. (the "Company") entered into a transaction with Janssen Biotech, Inc.  ("Janssen") and its affiliate, Johnson & Johnson Innovation – JJDC, Inc. ("JJDC") comprised of a collaboration and license agreement with Janssen (the "Collaboration Agreement") and a stock purchase agreement and investor agreement, each with JJDC (the "Stock Purchase Agreement" and "Investor Agreement", respectively, and collectively with the Collaboration Agreement, the "Agreements").  The closing of these Agreements was subject to the early termination or expiration of any applicable waiting periods under the Hart-Scott-Rodino Act Antitrust Improvements Act of 1976, as amended, and the fulfillment of other customary closing conditions.  Following early termination of the waiting period and fulfillment of those closing conditions, the transactions contemplated by the Agreements were consummated on January 27, 2015.

Collaboration Agreement

Under the terms of the Collaboration Agreement, Janssen will be fully responsible for developing the Company's proprietary product candidate, MGD011, following submission of the investigational new drug application for MGD011 with the U.S. Food and Drug Administration, and is obligated to use commercially reasonable efforts to undertake certain development, regulatory and commercialization activities.  MGD011 incorporates the Company's proprietary platform for Dual-Affinity Re-Targeting (DART®) to simultaneously target CD19, a cell-surface protein found on B cells including certain neoplastic B cells, and CD3, a protein found on T cells. This product candidate will be developed for the treatment of various leukemias and lymphomas that express the CD19 protein. MGD011 is currently in pre-clinical development.

Under the terms of the Collaboration Agreement, the Company will receive a $50 million upfront license fee from Janssen. Assuming successful development and commercialization, the Company could receive up to an additional $575 million in clinical, regulatory and commercialization milestone payments as well as double-digit royalties on any global net sales.  The Company also has the option to fund a portion of  the clinical development and receive a share of the profits net of expenses from sales in the U.S. and Canada in lieu of certain of the milestones and royalties.  In addition, the Company has the option to co-promote MGD011 with Janssen in the U.S.

Janssen may terminate the Collaboration Agreement at any time upon 180 days' written notice to the Company. Janssen may also terminate the Collaboration Agreement in the event of certain safety concerns, or in the event of bankruptcy of the Company, and the Company may terminate the Collaboration Agreement in certain circumstances if Janssen challenges certain of the Company's patents. The Collaboration Agreement also contains customary provisions for termination by either party in the event of breach of the Collaboration Agreement, subject to cure, by the other party.

Stock Purchase Agreement

Under the terms of the Stock Purchase Agreement, JJDC has invested $75 million to purchase 1,923,077 new shares of the Company's common stock at a price of $39.00 per share.  Under the terms of the Investor Agreement, the Company has provided JJDC with certain rights to have the Company's shares it will hold registered for sale under the Securities Act of 1933, as amended ("1933 Act").  JJDC has also agreed that it will hold the shares for a specified period of time, vote the shares in accordance with the recommendations of the Board (other than with respect to extraordinary transactions), and provide the Company, through its representatives, with an irrevocably proxy for such matters.  In addition, JJDC has agreed that for a certain period of time, neither it nor its affiliates will undertake certain actions related to the potential acquisition of additional equity interests in the Company.

The foregoing description of the material terms of the Agreements is qualified in its entirety by the terms of the Agreements, which the Company intends to file as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2014.

Item 3.02. Unregistered Sales of Equity Securities.

The description of the Stock Purchase Agreement above is incorporated herein by reference.  The issuance of the shares is exempt from registration under the 1933 Act in reliance on Section 4(a)(2) thereunder.

Item 8.01. Other Events.

On January 27, 2015, the Company issued a press release with respect to the consummation of the Agreements, as described under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The exhibits to this current report are listed in the Exhibit Index attached hereto and incorporated by reference herein.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 27, 2015	MACROGENICS, INC.
	By:	/s/Atul Saran Atul Saran Senior Vice President and General Counsel